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                                   EXHIBIT 5.1

                     [LETTERHEAD OF HOLME ROBERTS AND OWEN]


Peregrine Systems, Inc.
12670 High Bluff Drive
San Diego, CA  92130

Re:      PEREGRINE SYSTEMS, INC., (the "Company")
         REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

         We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about April 19, 2000 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, for an aggregate of 81,460 shares of your Common Stock issuable under the Barnhill Stock Option Plan. Such shares of Common Stock are referred to herein as "the Shares," and the plan is referred to herein as "the Plan." As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Plan.

         It is our opinion that, when issued and sold in the manner described in the Plan and pursuant to the agreements which accompany each grant under the Plan, the Shares will be legally and validly issued, fully paid and nonassessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,



Holme Roberts & Owen LLP